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                                                                    Exhibit 99.5
                                                                    ------------

[MGI LOGO]                                                        [HELSINN LOGO]

NEWS RELEASE

FOR IMMEDIATE RELEASE         CONTACTS:
April 10, 2001                Maggie P. Knack                Alessandro Bossi
                              Director, Investor Relations   Director, Bus. Dev.
                              (952) 346-4771                 (+41) 91-9852121
                              IR@mgipharma.com               ba@helsinn.com
                              ----------------               --------------

                  MGI PHARMA SIGNS EXCLUSIVE LICENSE AGREEMENT
                  WITH HELSINN HEALTHCARE SA, FOR PALONOSETRON,
                              A PHASE 3 ANTI-EMETIC


MINNEAPOLIS and LUGANO, SWITZERLAND, April 10, 2001 - MGI PHARMA, INC., (Nasdaq:
MOGN) and Helsinn Healthcare SA, a privately owned pharmaceutical group with headquarters in Switzerland, today announced that they have signed the definitive agreement granting MGI PHARMA exclusive North American license and distribution rights to palonosetron. The signing of the letter of intent for this agreement was previously announced in February. Palonosetron is a potent and selective 5-HT3 antagonist with an extended half-life, in Phase 3 development for the prevention of chemotherapy-induced nausea and vomiting
(CINV). Completion of the Phase 3 trials could allow for NDA (New Drug Application) submission in the first half of 2002. When launched, palonosetron will compete in the $1 billion North American CINV market.

"We are looking forward to entering the supportive care segment of oncology, the successful completion of the Phase 3 program and approval process for palonosetron, and the opportunity to demonstrate the role that this novel agent can have in preventing chemotherapy-induced nausea and vomiting for cancer patients," commented Chuck Blitzer, president and CEO of MGI PHARMA. "Palonosetron is another exciting addition to our growing oncology product portfolio, representing another well-advanced product that can be commercialized in the near term."

"Palonosetron is our first product entry into the United States, and we are pleased to be working with MGI PHARMA for the North American distribution of this innovative product in the supportive care segment of oncology," commented Riccardo Braglia, managing director of HELSINN. "We know that MGI PHARMA's proven commercial organization, its experienced oncology sales force, and its present and future commitment to palonosetron's role within the 5-HT3 antagonist marketplace will ensure the success of our new partnership."
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MGI PHARMA, INC.
Palonosetron Exclusive Licensing Agreement
Page 2


About Palonosetron
------------------
When launched as a marketed product, palonosetron will be one of four products competing in the $1 billion North American market for 5-HT3 antagonists. The extended half-life of palonosetron as compared to the other agents and the results of Phase 2 trials assessing efficacy beyond 24 hours differentiates palonosetron from the three currently marketed 5-HT3 antagonists indicated for CINV.

CINV is estimated to occur in 85 percent of cancer patients undergoing chemotherapy and can result in delay or even discontinuation of treatment, and the advent of 5-HT3 antagonists has revolutionized the management of nausea and vomiting experienced by cancer patients undergoing chemotherapy.

Palonosetron has been tested in a randomized, double-blind dose-ranging Phase 2 trial at multiple sites throughout the U.S. that evaluated its efficacy and safety when administered in a single intravenous dose for the prevention of nausea and vomiting in patients receiving highly emetogenic chemotherapy. Over 1,000 patients have participated in Phase 1 and Phase 2 trials of palonosetron. Based on these results, Helsinn initiated a Phase 3 clinical trial program that is intended to enroll more than 1,900 patients in several well-controlled, double-blind trials comparing palonosetron to currently available 5-HT3 antagonists - at approximately 80 centers in North America and Europe. Based on the extended half-life of palonosetron and the results of the Phase 2 trial, its efficacy will be assessed over Day 2 through Day 5 following treatment, in addition to the primary efficacy measure of complete response during the 24-hour period after the start of chemotherapy. The most frequent adverse events associated with palonosetron are similar to those seen with other 5-HT3 antagonists and include headache and constipation.

Under the terms of the exclusive license agreement, MGI PHARMA will make $11 million in upfront payments, already including the initial $5 million made upon signature of the letter of intent, and will make additional payments based on the achievement of certain milestones through the approval of palonosetron in the U.S. Helsinn will continue to fund and conduct all development of palonosetron. MGI PHARMA will also pay royalties and product supply fees based upon net sales. Helsinn will supply finished product ready for distribution, the active ingredient of which is manufactured at Helsinn's new state-of-the-art facility (Helsinn Advanced Synthesis SA) dedicated to the production of high-potency active ingredients.

About MGI PHARMA
----------------
MGI PHARMA, INC. is an oncology-focused pharmaceutical company that acquires, develops and commercializes proprietary products that meet patient needs and build shareholder value. MGI focuses its sales efforts solely in the United States and collaborates with other pharmaceutical or biotechnology companies for its products in international markets. For more information about MGI, please visit the Company's web site at www.mgipharma.com.
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MGI PHARMA, INC.
Palonosetron Exclusive Licensing Agreement
Page 3

About HELSINN HEALTHCARE SA
---------------------------
Helsinn (www.helsinn.com) is a privately owned pharmaceutical group with headquarters in Switzerland. Helsinn's core business is licensing. The company's business strategy is to in-license new chemical entities at a certain stage of development. Helsinn completes the development by performing pre-clinical and clinical studies as well as chemical and pharmaceutical development through the attainment of market approval in strategic markets (USA and Europe). The finished products and active pharmaceutical ingredients are manufactured at Helsinn and supplied to its marketing partners for distribution.


This news release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. These forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that may cause the Company's actual results to differ materially from the results discussed in these statements. Factors that might affect MGI PHARMA's results include, but are not limited to the ability of palonosetron, or MGI PHARMA's other product candidates, to be proven safe and effective in humans and to ultimately compete successfully with other therapies, development or acquisition of additional products, continued sales of MGI PHARMA's marketed products, reliance on contract manufacturing, changes in strategic alliances, and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission. MGI PHARMA does not intend to update any of the forward-looking statements after the date of this news release to conform them to actual results.

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